Exhibit 99.2

TranSwitch Completes Licensing Agreements Totaling $4 Million

Shelton, CT, December 5, 2012 -- TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions in the rapidly growing consumer electronics and telecommunications markets, today announced the recent completion of two licensing agreements with major network equipment OEMs for a combined amount of approximately $4 million. The agreements provide for the licensing of proprietary software enabling critical voice-over-IP gateway (VoIP gateway) functionality. The two contracts include software licenses, consulting, and training. Most of the proceeds from the announced IP contracts are expected to be collected in the current (fourth) quarter.

“The licensed software is the product of many years of development and deployment in major telecom carriers and enables our licensees to continue future upgrades and investment in their Voice-over-IP products. As part of this arrangement, TranSwitch will continue to supply its telecom IC products,” said Dr. Ali Khatibzadeh, president and CEO of TranSwitch. “We are currently pursuing additional licensing opportunities with other telecom customers and I am pleased with the progress we are making in licensing both our telecom software and our High Speed Interconnect Intellectual Property cores. In addition, we are making solid progress in marketing our telecommunication patent portfolio which should yield a successful outcome.”

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq: TXCC) provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets. For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors. For the network infrastructure market we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications. TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe. To learn more, please visit http://www.transwitch.com or follow us on Facebook or Twitter.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in TranSwitch’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operate and risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers. Should one or more of these risks or uncertainties materialize, or should the assumption prove incorrect, actual results may vary in material aspects from those currently anticipated.

Contacts

Media Relations
Mspire Group
Brian Ribeiro, +1 908-369-9300 X100
bribeiro@mspiregroup.com
or
Investor Relations
TranSwitch Corp.
Mary Lombardo, +1 203-929-8810 X2254
mary.lombardo@transwitch.com